UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2006

KORN/FERRY INTERNATIONAL

(Exact name of registrant as specified in its charter)

Delaware	001-14505	95-2623879
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 Avenue of the Stars, Suite 2600
Los Angeles, California	90067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 552-1834

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 8, 2006, Korn/Ferry International (the “Company”) acquired all of the outstanding capital stock of Lominger Limited, Inc., a Minnesota corporation and Lominger Consulting, Inc., a Minnesota corporation (Lominger Consulting, Inc. and Lominger Limited, Inc. are together referred to herein as the “Lominger Entities”), as well as all of the intellectual property rights of Drs. Robert W. Eichinger and Michael M. Lombardo (the co-founders of the Lominger Entities). The Lominger Entities and the related intellectual property were acquired pursuant to a Stock and Asset Purchase Agreement (the “Agreement”) dated as of August 8, 2006 by and among the Company, on the one hand, and the Lominger Entities, Dr. Eichinger and Dr. Lombardo, on the other hand. The Agreement specifies a purchase price of $25 million, subject to adjustment, $20 million of which is to be paid in cash at closing and the balance of which is to be deferred and paid out over two years. After initial adjustments, the Company paid an aggregate of approximately $24 million, subject to adjustment, for the Lominger Entities and the related intellectual property. In connection with the Agreement, the Company also entered into an Employment and Consulting Agreement with Robert W. Eichinger.

The Company’s press release announcing the Agreement and the acquisition of the Lominger Entities and the related intellectual property is attached hereto as Exhibit 99.1 and incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit 99.1	Press Release, dated August 8, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KORN/FERRY INTERNATIONAL
(Registrant)

Date: August 8, 2006		/s/ Gary Burnison
(Signature)
	Name:	Gary D. Burnison
	Title:	Executive Vice President,
Chief Financial Officer and
Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release, dated August 8, 2006.